Press Release

Inova’s Right Tag Receives Order from British Telecom

Santa Monica, CA, July 30, 2007 – Right Tag, an Inova Technology (stock symbol OTCBB: IVTH) company has received an order for RFID scanners from British Telecom.

“We are extremely pleased to receive an order for rfid scanners from BT. Orders such as this validate our product,” said Adam Radly, CEO of Inova Technology.

Inova also released a comparison chart that provides a feature by feature comparison of its RFID scanners with those from its competitors. The comparison demonstrates that the Inova scanners have all of the available features and functionality while the competing products don’t and the Inova scanners  sell for a lower price.

The comparison chart can be found on the Inova website at: http://www.inovatechnology.com/RFIDScannerComparison.html

Despite offering the most feature rich product, Inova is still generating gross margins of approximately 50% on the scanners.

About Inova Technology

Inova Technology (www.InovaTechnology.com) has two business units: one develops RFID products and the other provides IT services and data storage solutions.

RightTag (www.righttag.com) is the RFID subsidiary of Inova. RightTag's current RFID product line includes handheld scanners, desktop scanners, PC boards, printers, and tags. RightTag products cater to a wide variety of customers such as the Government, retailers, transportation companies, manufacturers, and distributors. RightTag has more than 200 customers worldwide. RightTag has several RFID patents pending.

Press contact: Adam Radly, ir@inovatechnology.com, Phone 800 757 9808